CREDIT AGREEMENT

among
VECTREN UTILITY HOLDINGS, INC.,
as Borrower,
INDIANA GAS COMPANY, INC.,
as Guarantor,
SOUTHERN INDIANA GAS AND ELECTRIC COMPANY,
as Guarantor,
VECTREN ENERGY DELIVERY OF OHIO, INC.,
as Guarantor,
THE LENDERS SIGNATORY HERETO,
MIZUHO CORPORATE BANK, LTD.,
UNION BANK OF CALIFORNIA, N.A. and
WACHOVIA BANK, N.A.,
as Co-Documentation Agents
LASALLE BANK NATIONAL ASSOCIATION,
as Syndication Agent
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of November 10, 2005

J.P. MORGAN SECURITIES, INC.
and
LASALLE BANK NATIONAL ASSOCIATION
JOINT LEAD ARRANGERS AND BOOK RUNNERS
ARTICLE I	DEFINITIONS	1
ARTICLE II	THE CREDITS	12
2.1	Commitments	12
2.2	Required Payments; Clean-Down; Termination	12
2.3	Ratable Loans	12
2.4	Types of Advances	12
2.5	Facility Fee; Changes in Aggregate Commitment	12
2.6	Minimum Amount of Each Advance	13
2.7	Optional Principal Payments	13
2.8	Method of Selecting Types and Interest Periods for New Advances	14
2.9	Conversion and Continuation of Outstanding Advances	14
2.10	Changes in Interest Rate, etc	15
2.11	Rates Applicable After Default	15
2.12	Method of Payment	15
2.13	Notes; Telephonic Notices	16
2.14	Interest Payment Dates; Interest and Fee Basis	16
2.15	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	16
2.16	Lending Installations	17
2.17	Non-Receipt of Funds by the Administrative Agent	17
2.18	Use of Proceeds	17
2.19	Facility LCs	17
2.20	Extension of Facility Termination Date	22
ARTICLE III	YIELD PROTECTION; TAXES	23
3.1	Yield Protection	23
3.2	Changes in Capital Adequacy Regulations	23
3.3	Availability of Types of Advances	24
3.4	Funding Indemnification	24
3.5	Taxes	24
3.6	Lender Statements; Survival of Indemnity	26
3.7	Replacement of Lenders	27
ARTICLE IV	CONDITIONS PRECEDENT	27
4.1	Initial Credit Extension	27
4.2	Each Credit Extension	28
ARTICLE V	REPRESENTATIONS AND WARRANTIES	29
5.1	Existence and Standing	29
5.2	Authorization and Validity	29
5.3	No Conflict; Government Consent	29
5.4	Financial Statements	29
5.5	Material Adverse Change	30
5.6	Taxes	30
5.7	Litigation and Contingent Obligations	30
5.8	Subsidiaries	30
5.9	ERISA	30
5.10	Accuracy of Information	31
5.11	Regulation U	31
5.12	Material Agreements	31
5.13	Compliance With Laws	31
5.14	Ownership of Properties	31
5.15	Plan Assets; Prohibited Transactions	31
5.16	Environmental Matters	31
5.17	Investment Company Act	32
5.18	Insurance	32
5.19	Solvency	32
5.20	Public Utility Holding Company Act	32
5.21	Existing Credit Agreement	33
5.22	Reportable Transaction	33
ARTICLE VI	COVENANTS	33
6.1	Financial Reporting	33
6.2	Use of Proceeds	34
6.3	Notice of Default	34
6.4	Conduct of Business	35
6.5	Taxes	35
6.6	Insurance	35
6.7	Compliance with Laws	35
6.8	Maintenance of Properties	35
6.9	Inspection	36
6.10	Merger	36
6.11	Sale of Assets	36
6.12	Investments and Acquisitions	36
6.13	Liens	37
6.14	Affiliates	38
6.15	Leverage Ratio	38
6.16	Certain Restrictions	38
ARTICLE VII	DEFAULTS	39
ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES 41
8.1	Acceleration; Facility LC Collateral Account	41
8.2	Remedies Not Exclusive	42
8.3	Amendments	42
8.4	Preservation of Rights	43
ARTICLE IX	GENERAL PROVISIONS	43
9.1	Survival of Representations	43
9.2	Governmental Regulation	43
9.3	Headings	43
9.4	Entire Agreement	43
9.5	Several Obligations; Benefits of this Agreement	43
9.6	Expenses; Indemnification	44
9.7	Numbers of Documents	44
9.8	Accounting	44
9.9	Severability of Provisions	45
9.10	Nonliability of Lenders	45
9.11	Confidentiality	45
9.12	Nonreliance	46
9.13	Disclosure	46
9.14	USA PATRIOT ACT NOTIFICATION	46
ARTICLE X	THE ADMINISTRATIVE AGENT	47
10.1	Appointment; Nature of Relationship	47
10.2	Powers	47
10.3	General Immunity	47
10.4	No Responsibility for Loans, Recitals, etc	47
10.5	Action on Instructions of Lenders	48
10.6	Employment of Agents and Counsel	48
10.7	Reliance on Documents; Counsel	48
10.8	Agent’s Reimbursement and Indemnification	48
10.9	Notice of Default	49
10.10	Rights as a Lender	49
10.11	Lender Credit Decision	49
10.12	Successor Administrative Agent	49
10.13	Administrative Agent’s and Arrangers’ Fees	50
10.14	Delegation to Affiliates	50
10.15	Co-Agents, Documentation Agent, Syndication Agent, etc	50
ARTICLE XI	SETOFF; RATABLE PAYMENTS	51
11.1	Setoff	51
11.2	Ratable Payments	51
ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	51
12.1	Successors and Assigns	51
12.2	Participations	52
12.3	Assignments	53
12.4	Dissemination of Information	54
12.5	Tax Treatment	54
ARTICLE XIII	GUARANTY	54
13.1	Guaranty	54
13.2	Waivers	55
13.3	Guaranty Absolute	55
13.4	Acceleration	56
13.5	Marshaling; Reinstatement	56
13.6	Delay of Subrogation	56
ARTICLE XIV	NOTICES	57
14.1	Notices	57
14.2	Limited Use of Electronic Mail	57
14.3	Effectiveness of Facsimile Documents and Signatures	57
ARTICLE XV	COUNTERPARTS	57
ARTICLE XVI	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	58
16.1	CHOICE OF LAW	58
16.2	CONSENT TO JURISDICTION	58
16.3	WAIVER OF JURY TRIAL	58

Pricing Schedule
Schedule I	Commitments
Schedule 1	Subsidiaries and Other Investments
Schedule 2	Liens
Schedule 5.7	Litigation and Contingent Obligations
Schedule 5.16	Environmental Matters
Schedule 6.16	Certain Restrictions
Schedule 14.1	Notice Information

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Loan/Credit Related Money Transfer Instruction
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Form of Increase Request

CREDIT AGREEMENT
This Agreement, dated as of November 10, 2005, is among VECTREN UTILITY HOLDINGS, INC., as Borrower, INDIANA GAS COMPANY, INC., as Guarantor, SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, as Guarantor, VECTREN ENERGY DELIVERY OF OHIO, INC., as Guarantor, the Lenders party hereto, LASALLE BANK NATIONAL ASSOCIATION, as an LC Issuer and as Syndication Agent, and JPMORGAN CHASE BANK, N.A., as an LC Issuer and as Administrative Agent.  The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Additional Lender” - see Section 2.5.3.
“Administrative Agent” means JPMCB in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
 “Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Administrative Agent, completed by a Lender and furnished to the Administrative Agent in connection with this Agreement.
“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof.  On the date hereof, the amount of the Aggregate Commitment is $515,000,000.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders.
“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, at any time, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type, as set forth in the Pricing Schedule.
“Arrangers” means each of JPMorgan Securities, Inc. and LaSalle Bank National Association, in their capacities as Joint Lead Arrangers and Book Runners.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any Vice President, the Secretary, the Treasurer, the Assistant Secretary and Assistant Treasurer of the Borrower or a Guarantor, acting singly.
“Borrower” means Vectren Utility Holdings, Inc., an Indiana corporation, and its successors and assigns.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” - see Section 2.8.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and Indianapolis for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and Indianapolis for the conduct of substantially all of their commercial lending activities.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent, (ii) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of the Parent (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Parent or (iii) the Parent shall cease to own, free and clear of any Lien, 100% of the issued and outstanding capital stock of the Borrower.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral Shortfall Amount” is defined in Section 8.1.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans to and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its name on Schedule I, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.3, or as otherwise modified from time to time pursuant to the terms hereof.
“Consolidated Indebtedness” means at any time the Indebtedness of a Person and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of a Person and its Subsidiaries calculated on a consolidated basis as of such time.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person (other than accounts payable of such Person’s Subsidiary arising in the ordinary course of such Subsidiary’s business payable on terms customary in the trade), or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” - see Section 2.9.
“Credit Extension” means the making of an Advance, the issuance of a Facility LC hereunder or the amendment or extension of a Facility LC.
“Credit Extension Date” means the Borrowing Date for an Advance, the issuance date for a Facility LC or the date of amendment or extension of a Facility LC.
“Default” means an event described in Article VII.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
“Eurodollar Base Rate” means, with respect to any Eurodollar Advance or a Eurodollar Loan for the relevant Interest Period applicable to such Eurodollar Advance, the rate determined by the Administrative Agent to be the rate at which JPMCB offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of JPMCB’s relevant portion of the Eurodollar Advance and having a maturity approximately equal to such Interest Period.
“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
“Eurodollar Rate” means, with respect to a Eurodollar Advance or a Eurodollar Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin for Eurodollar Advances. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” means the Credit Agreement, dated as of June 24, 2004, among the Borrower, the Guarantors, various financial institutions and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA), as agent.
“Existing Indebtedness” means Indebtedness existing on the date hereof.
“Facility LC” is defined in Section 2.19.1.
“Facility LC Application” is defined in Section 2.19.3.
“Facility LC Collateral Account” is defined in Section 2.19.11.
“Facility Termination Date” means the earlier to occur of (i) November 10, 2010 (or any later date as may be established pursuant to Section 2.20) or (ii) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
“Fee Letters” means each of (i) that certain letter agreement dated as of October 17, 2005 among Vectren Capital, Corp., the Borrower and LaSalle Bank National Association and (ii) that certain letter agreement dated as of October 17, 2005 among Vectren Capital, Corp., the Borrower, JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options or (iii) to the extent not otherwise included in the foregoing, any Rate Hedging Agreement.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for Floating Rate Advances, in each case changing when and as the Alternate Base Rate changes.
“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
“Guaranteed Obligations” - see Section 13.1.
“Guarantor” means each of Indiana Gas Company, Inc., SIGECO and Vectren Energy Delivery of Ohio, Inc., and each of their respective successors and assigns.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) reimbursement and other obligations in connection with letters of credit, (ix) Net Mark-to-Market Exposure of Rate Hedging Agreements and other Financial Contracts, (x) Synthetic Lease Obligations and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.
“Interest Period” means, with respect to any Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.
“LaSalle” means LaSalle Bank National Association, a national banking association, in its individual capacity, and its successors and assigns.
“LC Commitment” means (i) with respect to JPMCB, $150,000,000 and (ii) with respect to LaSalle, $100,000,000.
“LC Fee” is defined in Section 2.19.4.
“LC Issuers” means each of JPMCB (or any subsidiary or affiliate of JPMCB designated by JPMCB) and LaSalle (or any subsidiary or affiliate of LaSalle designated by LaSalle), in their capacities as issuers of Facility LCs hereunder.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“LC Payment Date” is defined in Section 2.19.5.
“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.
“Lending Installation” means, with respect to a Lender, the office, branch, subsidiary or affiliate of such Lender specified as such in its Administrative Questionnaire or otherwise selected by such Lender pursuant to Section 2.16.
“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof).
“Loan Documents” means this Agreement, the Facility LC Applications, the Fee Letters, the Notes, and any other documents or instruments now or hereafter executed and delivered by or on behalf of the Borrower or any Guarantor to the Administrative Agent or the Lenders to further evidence or govern the Obligations.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders thereunder.
“Material Indebtedness” - see Section 7.5.
“Modify” and “Modification” are defined in Section 2.19.1.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage Indenture” means the Mortgage and Deed of Trust, dated as of April 1, 1932, between SIGECO and Bankers Trust Company (as supplemented from time to time before or after the date hereof by various supplemental indentures thereto).
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Hedging Agreements or other Financial Contracts.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Hedging Agreement or other Financial Contract as of the date of determination (assuming the Rate Hedging Agreement or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Hedging Agreement or other Financial Contract as of the date of determination (assuming such Rate Hedging Agreement or other Financial Contract were to be terminated as of that date).
“Non-U.S. Lender” - see Section 3.5(iv).
“Notes” means the Notes, each substantially in the form of Exhibit A hereto, duly executed by the Borrower to the respective Lenders to evidence the Credit Extensions, including any and all renewals, extensions, replacements and modifications thereof.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, any LC Issuer or any indemnified party arising under the Loan Documents.
“Other Taxes” - see Section 3.5(ii).
“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.
“Parent” means Vectren Corporation, an Indiana corporation.
“Participants” - see Section 12.2.1.
“Payment Date” means the last Business Day of each month.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any other member of the Controlled Group may have any liability.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMCB or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Pro Rata Share” means, as to any Lender, when used with reference to an aggregate or total amount, an amount equal to the product of (a) such aggregate or total amount, multiplied by (b) a fraction, the numerator of which shall be the sum of such Lender’s Commitment (or, if the Commitments have been terminated, such Lender’s Outstanding Credit Exposure) and the denominator of which shall be the Aggregate Commitment (or, if the Commitments have been terminated, the Aggregate Outstanding Credit Exposure).
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” - see Section 12.3.1.
“Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.
“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.
“Register” — see Section 12.3.4.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse each LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Reports” - see Section 9.6.
“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.
“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“SIGECO” means Southern Indiana Gas and Electric Company, an Indiana corporation.
“Single Employer Plan” means a Plan maintained by the Borrower or any other member of the Controlled Group for employees of the Borrower or any other member of the Controlled Group.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).  The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles if such lease or agreement were accounted for as a Capitalized Lease.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Transferee” - see Section 12.4.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDITS
2.1 Commitments.  Subject to the terms and conditions of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Commitment.  No requested Credit Extension shall cause the Aggregate Outstanding Credit Exposure to exceed the Aggregate Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow such available amount under the Commitments at any time prior to the Facility Termination Date.  The Commitments to lend hereunder shall expire on the Facility Termination Date.  The Credit Extensions made by the Lenders pursuant hereto shall be evidenced by the Notes.  Each LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
2.2 Required Payments; Clean-Down; Termination.  The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.  The Borrower shall cause the aggregate amount of the Advances to not exceed zero for one Business Day in each period of 364 consecutive days.
2.3 Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders in accordance with their respective Pro Rata Shares.
2.4 Types of Advances.  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.
2.5 Facility Fee; Changes in Aggregate Commitment.
2.5.1 The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee at a per annum rate equal to the Applicable Fee Rate from and after the date hereof to and including the Facility Termination Date on such Lender’s Commitment (regardless of usage) in effect from time to time.  Such facility fees shall be payable in arrears on the last Business Day of each quarter and on the Facility Termination Date.
2.5.2 The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.
2.5.3 So long as no Default or Unmatured Default exists or would result therefrom, the Borrower may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit E, and acknowledged by the Guarantors, request that the Aggregate Commitment be increased to up to $575,000,000 (less the amount of any previous reductions of the Aggregate Commitment pursuant to Section 2.5.2 above) by (a) increasing the Commitment of one or more Lenders that have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a party hereto (each an “Additional Lender”) with a Commitment in an amount agreed to by any such Additional Lender; provided that no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent (which shall not be unreasonably withheld).  Any increase in the Aggregate Commitment pursuant to this Section 2.5.3 shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit E (in the case of the addition of an Additional Lender).  The Administrative Agent shall promptly notify the Borrower and the Lenders of any increase in the amount of the Aggregate Commitment pursuant to this Section 2.5.3 and of the Commitment of each Lender after giving effect thereto.  The Borrower acknowledges that, in order to maintain Advances in accordance with each Lender’s pro rata share of all outstanding Advances prior to any increase in the Aggregate Commitment pursuant to this Section 2.5.3, a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitment may require prepayment of all or portions of certain Advances on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.4).
2.6 Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $10,000,000 and in integral multiples of $1,000,000 (if in excess thereof), and each Floating Rate Advance may be in the amount of $1,000,000 or an integral multiple thereof.  The Borrower shall not request a Eurodollar Advance if, after giving effect thereto, more than seven separate Eurodollar Advances would be outstanding.
2.7 Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.  Each prepayment pursuant to this Section shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount paid.
2.8 Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the proposed Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
(i) the Borrowing Date, which shall be a Business Day, of such Advance,
(ii) the aggregate amount of such Advance,
(iii) the Type of Advance selected, and
(iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.
Any notice received later than 10:00 a.m. (Chicago time) on any day shall be deemed to be received on the following Business Day.  The Administrative Agent shall notify the Lenders of the Borrower’s intent to borrow by 12:00 p.m. (Chicago time) on the date it receives a timely Borrowing Notice from the Borrower.  Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in immediately available funds to the Administrative Agent at its address specified pursuant to Article XIV.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
2.9 Conversion and Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(i) the requested date, which shall be a Business Day, of such conversion or continuation,
(ii) the aggregate amount and Type of the Advance which is to be converted or continued, and
(iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.
2.10 Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.
2.11 Rates Applicable After Default.   Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum,  provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.
2.12 Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, and without relief from valuation and appraisement laws, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall (except in the case of Reimbursement Obligations for which an LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMCB for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each LC Issuer, in the case of payments required to be made by the Borrower to such LC Issuer pursuant to Section 2.19.6.
2.13 Notes; Telephonic Notices.   Each Lender is hereby authorized to record the principal amount of each of its Credit Extensions and each repayment on any schedule attached to its Note (and each such record shall be conclusive, absent manifest error), provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower’s obligations under such Note.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender believes in good faith to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer of the Borrower.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.14 Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, or any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three (3) month interval during such Interest Period.  Interest, facility fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, then (subject to the second proviso of the definition of “Interest Period”) such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.15 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder.  Promptly after notice from an LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.  Each determination by the Administrative Agent of the applicable interest rate shall be binding and conclusive absent manifest error.
2.16 Lending Installations.  Each Lender may book its Loans and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation.  Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect of Facility LCs are to be made.
2.17 Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.18 Use of Proceeds.  The proceeds of the Credit Extensions shall be used for general corporate purposes not prohibited by this Agreement.
2.19 Facility LCs.
2.19.1 Issuance.  Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC issued by it (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $250,000,000, (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (iii) the aggregate amount of the outstanding LC Obligations issued by each LC Issuer shall not exceed such LC Issuer’s LC Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; it being understood that if the Borrower so requests in any applicable Facility LC Application, each LC Issuer may, in its sole and absolute discretion, agree to issue a Facility LC that has automatic extension provisions, provided that any such Facility LC must permit such LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Facility LC) by giving notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Facility LC is issued, and provided, further, that no Facility LC may have its expiry date extended to a date later than the date referred to in clause (x) above.
2.19.2 Participations.  Upon the issuance or Modification by an LC Issuer of a Facility LC in accordance with this Section 2.19, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.
2.19.3 Notice.  Subject to Section 2.19.1, the Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
2.19.4 LC Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date and (ii) with respect to each commercial Facility LC, a one-time letter of credit fee in an amount equal to 0.35% of the initial stated amount (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase (each such fee described in this sentence, an “LC Fee”).  The Borrower shall also pay to each LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between such LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time.
2.19.5 Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer that issued such Facility LC shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of each LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by it as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by such LC Issuer to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.
2.19.6 Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC issued by such LC Issuer, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by an LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date.  Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19.5.  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
2.19.7 Obligations Absolute.  The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claim or defense whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against an LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.
2.19.8 Actions of LC Issuer.  Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer.  Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
2.19.9 Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which any LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuers hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of any LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.
2.19.10 Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
2.19.11 Facility LC Collateral Account.  To the extent provided in Section 8.1, the Required Lenders or the Administrative Agent at the direction of the Required Lenders may demand that the Borrower immediately pay to the Administrative Agent an amount equal to the aggregate outstanding amount of the LC Obligations and the Borrower shall immediately upon any such demand make such payment to the Administrative Agent to be held in a special collateral account (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1.  The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days.  Nothing in this Section 2.19.11 shall limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.
2.19.12 Rights as a Lender.  In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.
2.20 Extension of Facility Termination Date.
2.20.1 The Borrower may request a one year extension of the then-scheduled Facility Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no more than 90 days prior to any anniversary of the date of this Agreement; provided that the Borrower may make no more than two such requests.  Any Extension Request shall specify the date (which must be at least 30 days after the Extension Request is delivered to the Administrative Agent) as of which the Lenders must respond to such Extension Request (the “Response Date”).  Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof.  Each Lender shall, not later than the Response Date for any Extension Request, deliver a written response to the Administrative Agent approving or rejecting such Extension Request (and any Lender that fails to deliver such a response by the Response Date shall be deemed to have rejected such Extension Request).  If Lenders that have Pro Rata Shares of more than 50% approve an Extension Request (which approval shall be at the sole discretion of each Lender), then the scheduled Facility Termination Date for each such approving Lender shall be extended to the date that is one year after the previously scheduled Facility Termination Date (but the scheduled Facility Termination Date for each other Lender shall remain unchanged).  If Lenders that have Pro Rata Shares of 50% or more reject an Extension Request, then the Facility Termination Date for all Lenders shall remain unchanged.
2.20.2 If a Lender does not approve an Extension Request (any such Lender, a “Non-Consenting Lender”), the Borrower may elect to replace such Non-Consenting Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, another bank or other entity reasonably satisfactory to the Borrower, the LC Issuers and the Administrative Agent shall enter into an assignment agreement substantially in the form of Exhibit E in compliance with the requirements of Section 12.3.
2.20.3 Notwithstanding the foregoing, no extension of the Facility Termination Date pursuant to this Section 2.20 shall become effective as to any Lender unless (a) no Default or Unmatured Default shall have occurred and be continuing as of the date of such extension; and (b) the representations and warranties in Article V shall be true and correct as of the date of such extension (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date).
ARTICLE III
YIELD PROTECTION; TAXES
3.1 Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(i) subjects any Lender or any applicable Lending Installation or any LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or
(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or fees received by it, by an amount deemed material by such Lender or such LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs, or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or such LC Issuer, as the case may be, the Borrower shall pay such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received.
3.2 Changes in Capital Adequacy Regulations.  If a Lender or an LC Issuer determines the amount of capital required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer, or any corporation controlling such Lender or such LC Issuer, is increased as a result of a Change, then, within 15 days of demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
3.3 Availability of Types of Advances.  If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of clause (i), require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
3.4 Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
3.5 Taxes.  (i)  All payments by the Borrower to or for the account of any Lender, any LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
(iii) The Borrower hereby agrees to indemnify the Administrative Agent, each LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, such LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.
(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date of this Agreement (or in the case of a Non-U.S. Lender that becomes a party hereto after the date hereof, within 10 Business Days of the effective date of the assignment by which it becomes a Lender), (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.
3.6 Lender Statements; Survival of Indemnity.  To the extent reasonably possible and upon the request of the Borrower, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
3.7 Replacement of Lenders.  If the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.5, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and each LC Issuer, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Facility LCs and LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in a reduction in payments made under Section 3.5.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.
ARTICLE IV
CONDITIONS PRECEDENT
4.1 Initial Credit Extension.  The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent (with sufficient copies for the Lenders, in the case of all documents):
(i) Copies of the articles or certificate of incorporation of the Borrower and each Guarantor, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower and each Guarantor as required by Section 326 of the USA PATRIOT Act, together with all amendments, and a certificate of existence/good standing, as applicable, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
(ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents.
(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and each Guarantor authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or the applicable Guarantor.
(iv) A certificate, signed by the chief financial officer or treasurer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.
(v) A written opinion of counsel to the Borrower and the Guarantors, addressed to the Administrative Agent and the Lenders in the form approved by the Administrative Agent.
(vi) Notes payable to the order of each of the Lenders.
(vii) Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Administrative Agent and signed by an Authorized Officer of the Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.
(viii) The insurance certificate described in Section 5.18.
(ix) The fees due and payable in accordance with the Fee Letters.
(x) If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.
(xi) Evidence that the Existing Credit Agreement has been terminated, and that all amounts outstanding thereunder have been paid in full.
(xii) Such other documents as any Lender or its counsel may have reasonably requested.
4.2 Each Credit Extension.  The Lenders shall not be required to make any Credit Extension, unless on the applicable Credit Extension Date:
(i) There exists no Default or Unmatured Default.
(ii) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is  stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; provided that this Section 4.2(ii) shall not apply to the representations and warranties set forth in Section 5.5, clause (i) of the first sentence of Section 5.7, the second sentence of Section 5.7 and Section 5.16.
Each Borrowing Notice or request for issuance or amendment or extension of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.  Any Lender or any LC Issuer may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower and each Guarantor represents and warrants to the Lenders that:
5.1 Existence and Standing.  Each of the Guarantors, the Borrower and the Subsidiaries of the Borrower is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
5.2 Authorization and Validity.  Each of the Borrower and the Guarantors has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each of the Borrower and each Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrower and any Guarantor is a party constitute legal, valid and binding obligations of the Borrower and the Guarantors enforceable against the Borrower and the Guarantors in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3 No Conflict; Government Consent.  Neither the execution or delivery by the Borrower and the Guarantors of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any Guarantor or any of their Subsidiaries, (ii) the Borrower’s, any Guarantor’s or any of their Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower, any Guarantor or any of their Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower, any Guarantor or any such Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, any Guarantor or any of their Subsidiaries, is required to be obtained by the Borrower, any Guarantor or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4 Financial Statements.  The December 31, 2004 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
5.5 Material Adverse Change.  Since December 31, 2004 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.6 Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  The Federal income tax liabilities of Indiana Energy, Inc., and its Subsidiaries, a predecessor of the Parent, and SIGCORP, Inc., and its Subsidiaries, a predecessor of the Parent, have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal years ended March 31, 2000 and December 31, 1999, respectively.  No tax Liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
5.7 Litigation and Contingent Obligations.  Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which (i) could reasonably be expected to have a Material Adverse Effect or (ii) seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect,  (ii) is disclosed in the Form 10-K of the Parent for the fiscal year ended December 31, 2004  or (iii) is set forth on Schedule 5.7, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8 Subsidiaries.  Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9 ERISA.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans that would reasonably be expected to have a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
5.10 Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.11 Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
5.12 Material Agreements.  Neither the Borrower nor any Subsidiary thereof is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.
5.13 Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
5.14 Ownership of Properties.  Except as set forth on Schedule 2, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.13, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.
5.15 Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.16 Environmental Matters.  In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that, except as set forth on Schedule 5.16,  Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.16, neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.17 Investment Company Act.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18 Insurance.  The certificate signed by the President, Chief Financial Officer, Secretary or Treasurer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Administrative Agent and the Lenders, is complete and accurate as of the date of this Agreement.  This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.
5.19 Solvency.  (i)  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extension, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, continent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
5.20 Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a “registered holding company” or a “subsidiary company” of a “registered holding company”, or an “affiliate” of a “registered holding company” or of a “subsidiary company” of a “registered holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.
5.21 Existing Credit Agreement.  All indebtedness under the Existing Credit Agreement has been repaid in full, all commitments thereunder have been terminated and such credit agreement and other related loan documents have been terminated.
5.22 Reportable Transaction.  The Borrower does not intend to treat the Credit Extensions and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.
ARTICLE VI
COVENANTS
Until the Obligations are paid in full, and so long as any Commitment is outstanding, unless the Required Lenders shall otherwise consent in writing:
6.1 Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and the Borrower will furnish to the Lenders:
(i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for the Borrower and the Guarantors, including balance sheets as of the end of such period, related statements of income and retained earnings, and a consolidated statement of cash flows, accompanied by any management letter prepared by said accountants.
(ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, either (i) a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and retained earnings and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or (ii) if the Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the Securities and Exchange Commission and required to file a report on Form 10-Q with the Securities and Exchange Commission, a copy of the Borrower’s report on Form 10-Q for such quarterly period.
(iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that No Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(iv) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
(v) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(vi) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(vii) Promptly upon the filing thereof, copies of all registration statements (other than registration statements on Form S-8 or any successor form thereto and other than registration statements relating to shares to be issued under a dividend reinvestment plan) and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the Securities and Exchange Commission.
(viii) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to clause (i), (ii), (vi) or (vii) above may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Administrative Agent and the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each of the Administrative Agent and each Lender has access; provided that (i) upon request of the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender) and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents.  The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to above or to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
6.2 Use of Proceeds.  Use the proceeds of the Credit Extensions solely for the purposes herein described. Neither the Borrower nor any Guarantor will, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U).
6.3 Notice of Default.  The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, in each case promptly after any officer of the Borrower or a Guarantor obtains knowledge thereof.
6.4 Conduct of Business.  The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same or reasonably related fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
6.5 Taxes.  The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.
6.6 Insurance.  The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.
6.7 Compliance with Laws.
(i) The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where such noncompliance, singly or in the aggregate, could not have a Material Adverse Effect.
(ii) Without limiting clause (i) above, the Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, ensure that no person who owns a controlling interest in or otherwise controls the Borrower, any Guarantor or any Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.
(iii) Without limiting clause (i) above, the Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, comply with the Bank Secrecy Act (“BSA”) and all other applicable anti-money laundering laws and regulations.
6.8 Maintenance of Properties.  The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where such failure, to maintain, singly or in the aggregate, could not have a Material Adverse Effect.
6.9 Inspection.  The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower, such Guarantor and such Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower, such Guarantor and such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower, such Guarantor and such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.
6.10 Merger.  Neither the Borrower nor any Guarantor will, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except (i) a Subsidiary of the Borrower may merge into the Borrower or a Wholly-Owned Subsidiary of the Borrower and (ii) provided that, both prior to and immediately after giving effect to such merger or consolidation, no Default or Unmatured Default exists, the Borrower and any Guarantor may enter into mergers (provided that (a) the Borrower, or such Guarantor, as the case may be, is the surviving corporation of any such merger or consolidation to which such Person is a party or (b) if the Borrower or such Guarantor is not the surviving entity of such merger or consolidation, (x) the Person into which the Borrower or such Guarantor, as the case may be, shall be merged or formed by any such consolidation (1) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (2) shall assume the Borrower’s or such Guarantor’s, as applicable, obligations hereunder and under the Notes in an agreement or instrument satisfactory in form and substance to the Administrative Agent and (y) the Moody’s Rating and the S&P Rating (each as defined in the Pricing Schedule) of the surviving corporation in effect immediately after giving effect to such merger or consolidation shall not be less than “Baa3” (in the case of the Moody’s Rating) and “BBB-” (in the case of the S&P Rating)).
6.11 Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, lease, sell or otherwise dispose of its Property to any other Person, except:
(i) Sales of inventory in the ordinary course of business.
(ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute all or substantially all of the Property of the Borrower and its Subsidiaries.
6.12 Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
(i) Cash Equivalent Investments.
(ii) Investments in Subsidiaries and other Investments, in each case in existence on the date hereof and described in Schedule 1.
(iii) Loans and advances by the Borrower to the Guarantors.
(iv) Investments in Persons principally engaged in a field of enterprise engaged in by the Borrower and its Subsidiaries on the date hereof and any other field of enterprise substantially related, ancillary or complementary thereto.
6.13 Liens.  Neither the Borrower nor any Guarantor will, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower, any Guarantor or any of their Subsidiaries, except:
(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due, and such other carriers’ warehousemen’s and mechanics’ liens that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
(iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.
(v) Liens existing on the date hereof and described in Schedule 2, including extensions, renewals or replacements of any such Liens in connection with the refinancing of any related Existing Indebtedness (without any increase in the amount thereof or any change in the direct and contingent obligors thereof); provided that in connection with the refinancing of any such Existing Indebtedness such Liens shall extend only to the property covered by such Liens immediately prior to such extension, renewal or replacement.
(vi) Liens under the Mortgage Indenture on the property of SIGECO that is subject to the Mortgage Indenture (without giving effect to any amendments thereto after the date hereof that would expand the description of the collateral subject to the lien thereof).
(vii) Liens securing Indebtedness of a Person existing on the date the Person becomes a Subsidiary of the Borrower or Liens on assets securing Indebtedness assumed by the Borrower or a Subsidiary of the Borrower when such assets are acquired by the Borrower or a Subsidiary of the Borrower, including extensions, renewals or replacements of any such Liens, provided, however, that (i) such Liens were not created in contemplation of such Person becoming a Subsidiary or the acquisition of such assets and (ii) such Liens may not extend to any other Property owned by the Borrower or any of its Subsidiaries.
(viii) Liens securing Indebtedness not exceeding 10% of the Borrower’s Consolidated Net Worth in the aggregate outstanding at any time
6.14 Affiliates.  Except for  the payment of lawful dividends or the making of lawful distributions on its capital stock, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms’-length transaction.
6.15 Leverage Ratio.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) the Borrower’s Consolidated Indebtedness to (ii) the Borrower’s Consolidated Indebtedness plus the Borrower’s Consolidated Net Worth to be greater than .65 to 1.0.
6.16 Certain Restrictions.  The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or any Subsidiary (other than as described on Schedule 6.16 and other customary limits imposed by corporate law and fraudulent conveyance statutes and applicable restrictions contained in section 305(a) of the Federal Power Act, as amended), (b) make loans or advances to the Borrower or (c) transfer any of its assets or properties to the Borrower, except for such encumbrances or restrictions existing by reason of or under (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of such Subsidiary, (iv) restrictions binding on any Subsidiary on the date it becomes a Subsidiary, provided such restrictions were not created in contemplation of such Person becoming a Subsidiary or (v) restrictions set forth on Schedule 6.16.
ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
                      7.1           Any representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any of their Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, any other Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
                      7.2           Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any facility fee, LC Fee or other obligation under any of the Loan Documents within five days after the same becomes due.
                      7.3           The breach by the Borrower or any Guarantor of any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 or 6.16.
                      7.4           The breach by the Borrower or any Guarantor (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.
                      7.5           Failure of the Borrower or any of its Subsidiaries or any Guarantor to pay when due any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Subsidiaries or any Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries or any Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
                      7.6           The Borrower or any of its Subsidiaries or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or other organizational action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
                      7.7           Without the application, approval or consent of the Borrower or any of its Subsidiaries or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
                      7.8           Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries or any Guarantor which, when taken together with all other Property of the Borrower and its Subsidiaries or any Guarantor so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
                      7.9           The Borrower or any of its Subsidiaries or any Guarantor shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.
                      7.10           The Unfunded Liabilities of all Single Employer Plans shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan.
                      7.11           The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.
                      7.12           The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.
                      7.13           The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), has a Material Adverse Effect.
                      7.14           Any Change in Control shall occur.
                      7.15           The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
                      7.16           The obligations of any Guarantor under Article XIII hereof shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any of such obligations, or any Guarantor shall deny that it has any further liability under such Article XIII, or shall give notice to such effect.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1 Acceleration; Facility LC Collateral Account.  (i)  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, any Guarantor or any of the Borrower’s Subsidiaries, the commitments of the Lenders to make, renew or convert Advances and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(ii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuers under the Loan Documents.
(iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower, any Guarantor or any of the Borrower’s Subsidiaries) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
8.2 Remedies Not Exclusive.  The remedies of the Lenders specified in this Agreement and the other Loan Documents shall not be exclusive and the Lenders may avail themselves of any of the remedies provided by law as well as any equitable remedies available to the Lenders, and each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity.
8.3 Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:
(i) Other than as provided in Section 2.20, extend the final maturity of any Loan or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount of any Loan or Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees on any Loan or Reimbursement Obligation.
(ii) Reduce the percentage specified in the definition of Required Lenders.
(iii) Other than as provided in Section 2.20, extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder or the commitment to issue Facility LCs or permit the Borrower to assign its rights under this Agreement.
(iv) Amend this Section 8.3.
(v) Amend, modify or waive Article XIII or release any Guarantor from its obligations thereunder.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to any LC Issuer shall be effective without the written consent of such LC Issuer.  The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.  Notwithstanding anything to the contrary hereby, the Fee Letters may be amended or otherwise modified with the consent of the parties thereto, without requiring the consent of any other Lender.
8.4 Preservation of Rights.  No delay or omission of the Administrative Agent, any LC Issuer or any Lender to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right.  No course of dealing shall be binding upon the Administrative Agent or any Lender. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents shall be valid unless in writing and signed by the Persons required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations.  All representations and warranties of the Borrower and the Guarantors contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2 Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3 Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4 Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Guarantors, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and  understandings among the Borrower, the Guarantors, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof.
9.5 Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and each Arranger shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6 Expenses; Indemnification.  (i)  The Borrower shall reimburse the Administrative Agent and the Arrangers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent and the Arrangers, which attorneys may be employees of the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers, the LC Issuers and the Lenders, which attorneys may be employees of the Administrative Agent, the LC Issuers or the Lenders) paid or incurred by the Administrative Agent, the Arrangers, the LC Issuers or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time the Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by the Administrative Agent from information furnished to it by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement.
(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, the LC Issuers and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, any Arranger, any LC Issuer or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the payment of the Obligations and the termination of this Agreement.
9.7 Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8 Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.
9.9 Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10 Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, the LC Issuers and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have any fiduciary responsibility to the Borrower or any Guarantor.  Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender undertakes any responsibility to the Borrower or any Guarantor to review or inform the Borrower or any Guarantor of any matter in connection with any phase of the Borrower’s or any Guarantor’s business or operations.  The Borrower and the Guarantors agree that neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have liability to the Borrower or any Guarantor (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or any Guarantor in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have any liability with respect to, and the Borrower and the Guarantors hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by the Borrower or any Guarantor in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
9.11 Confidentiality.  The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) for purposes related to this Agreement and the transactions contemplated hereby to its Affiliates and to the Administrative Agent, the LC Issuers and any other Lender and their respective Affiliates, (ii) for purposes related to this Agreement and the transactions contemplated hereby to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder.  Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent and the LC Issuers) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.  Notwithstanding anything herein to the contrary, confidential information shall not include, and each party to any of the Loan Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby; provided that with respect to any document or similar item that in either case contains information concerning tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.
9.12 Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
9.13 Disclosure.  The Lenders hereby (i) acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates and (ii) waive any liability of JPMCB or such Affiliate of JPMCB to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of JPMCB or its Affiliates.
9.14 USA PATRIOT ACT NOTIFICATION.  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product.  What this means for the Borrower:  When the Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address and other information that will allow the Administrative Agent and the Lenders to identify the Borrower.  The Administrative Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.
ARTICLE X
THE ADMINISTRATIVE AGENT
10.1 Appointment; Nature of Relationship.  JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibility to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duty to any of the Lenders, (ii) is a “representative” within the meaning of Section 9-102(a)(72)(E) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2 Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3 General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
10.4 No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to JPMCB (either in its capacity as Administrative Agent or in its individual capacity).
10.5 Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6 Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7 Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
10.8 Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
10.10 Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Outstanding Credit Exposure as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower, any Guarantor or any of their Subsidiaries in which the Borrower, such Guarantor or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.
10.11 Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
10.12 Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.
10.13 Administrative Agent’s and Arrangers’ Fees.  The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their own respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arrangers pursuant to the Fee Letters.
10.14 Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
10.15 Co-Agents, Documentation Agent, Syndication Agent, etc.  None of the financial institutions identified in this Agreement as a “co-agent”, “co-documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, with respect to those financial institutions that are Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of such financial institutions shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such financial institutions as it makes with respect to the Administrative Agent in Section 10.11.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
11.1 Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower or any Guarantor may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
11.2 Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1 Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Lenders, the Administrative Agent and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor any Guarantor shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3 and (iii) any transfer by Participation must be made in compliance with Section 12.2.  The parties to this Agreement acknowledge that clause (ii) of the immediately preceding sentence relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Credit Extension or which holds any Note to direct payments relating to such Credit Extension or Note to another Person.  Any assignee of the rights to any Credit Extension or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Credit Extension.
12.2 Participations.
12.2.1 Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
12.2.2 Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
12.2.3 Benefit of Certain Provisions.  The Borrower and each Guarantor agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower and each Guarantor further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.
12.3 Assignments.
12.3.1 Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender shall be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
12.3.2 Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender or an Affiliate of a Lender, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Administrative Agent and the LC Issuers shall be required prior to an assignment becoming effective.  Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.
12.3.3 Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
12.3.4 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Outstanding Credit Exposure of, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
12.4 Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
12.5 Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).
ARTICLE XIII
GUARANTY
13.1 Guaranty.  For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders and the LC Issuers to make Credit Extensions to the Borrower, each Guarantor hereby absolutely and unconditionally, and jointly and severally, guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all Obligations of the Borrower to the Administrative Agent, the Lenders, the LC Issuers and any holder of a Note, or any of them, under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (collectively, the “Guaranteed Obligations”).  Any term or provision of this Article XIII to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which each Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Agreement or any other Loan Document as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.
13.2 Waivers.  Each Guarantor waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof.  Each Guarantor further waives presentment, protest, notice or demand made on the Borrower or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent or the Lenders to sue the Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, provided that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Administrative Agent or the Lenders are in possession of this guaranty.  The Administrative Agent, the LC Issuers and the Lenders shall have no obligation to disclose or discuss with any Guarantor their assessments of the financial condition of the Borrower.
13.3 Guaranty Absolute.  This guaranty is a guaranty of payment and not of collection, is a primary obligation of each Guarantor and not merely one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent, the LC Issuers and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of any Guarantor or the Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which any Guarantor may have at any time against the Borrower or any other Person in connection herewith or an unrelated transaction; (k) without limiting the foregoing, all defenses based on suretyship or impairment of collateral; or (l) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, including all defenses based on suretyship or impairment of collateral; all whether or not any Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (l) of this Section.  It is agreed that each Guarantor’s liability hereunder is several and independent of any other guaranties or other obligations not arising under this Article XIII at any time in effect with respect to the Guaranteed Obligations or any part thereof and that each Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations not arising under this Article XIII or any provision of any applicable law or regulation purporting to prohibit payment by the Borrower of the Guaranteed Obligations in the manner agreed upon by the Borrower and the Administrative Agent, the LC Issuers and the Lenders.
13.4 Acceleration.  Each Guarantor agrees that, as between such Guarantor on the one hand, and the Lenders, the LC Issuers and the Administrative Agent, on the other hand, the obligations of the Borrower guaranteed under this Article XIII may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.1 hereof for purposes of this Article XIII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower or otherwise) preventing such declaration as against the Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of this Article XIII.
13.5 Marshaling; Reinstatement.  None of the Lenders nor the LC Issuers nor the Administrative Agent nor any Person acting for or on behalf of the Lenders, the LC Issuers or the Administrative Agent shall have any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Guaranteed Obligations.  If any Guarantor, the Borrower or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender, any LC Issuer or the Administrative Agent, or any Lender, any LC Issuer or the Administrative Agent receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, any Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Guarantors, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.
13.6 Delay of Subrogation.  Notwithstanding any payment made by or for the account of any Guarantor pursuant to this Article XIII, no Guarantor shall be subrogated to any right of the Administrative Agent, any LC Issuer or any Lender, or have any right to obtain reimbursement from the Borrower, until such time as the Administrative Agent and each Lender shall have received final payment in cash of the full amount of the Guaranteed Obligations.
ARTICLE XIV
NOTICES
14.1 Notices.  Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or, subject to Section 14.2, electronic mail or posting on a website) and shall be given to such party at (i) in the case of the Borrower or the Administrative Agent, its address, facsimile number or electronic mail address set forth on Schedule 14.1 or at such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto and (ii) in the case of any Lender, at the address, facsimile number or electronic mail address set forth in its Administrative Questionnaire or such other address, facsimile number or electronic mail address as such Lender may hereafter specify for such purpose by notice to the Borrower and the Administrative Agent.  Subject to the last paragraph of Section 6.1, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
14.2 Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in Section 6.1, and to distribute Loan Documents for execution by the parties thereto, but not for purposes of other notices hereunder.
14.3 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such document and signature shall, subject to applicable law, have the same force and effect as a manually-signed original and shall be binding on the Borrower, the Administrative Agent, the LC Issuers and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
ARTICLE XV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Guarantors, the Administrative Agent, the LC Issuers and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.
ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
16.1 CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
16.2 CONSENT TO JURISDICTION.  EACH OF THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER OR ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER, OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS .
16.3 WAIVER OF JURY TRIAL.  THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages Follow]
1.1
IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders, the LC Issuers, the Syndication Agent and the Administrative Agent have executed this Agreement as of the date first above written.

VECTREN UTILITY HOLDINGS, INC., as the Borrower

By: /s/Robert L. Goocher
Name: Robert L. Goocher
Title: Vice President and Treasurer

INDIANA GAS COMPANY, INC., as Guarantor

By: /s/Robert L. Goocher
Name: Robert L. Goocher
Title: Vice President and Treasurer

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, as Guarantor

By: /s/Robert L. Goocher
Name: Robert L. Goocher
Title: Vice President and Treasurer

VECTREN ENERGY DELIVERY OF OHIO, INC., as Guarantor

By: /s/Robert L. Goocher
Name: Robert L. Goocher
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., Individually, as Administrative Agent and as an LC Issuer

By: /s/ Robert C. Mertensotto
Name:  Robert C. Mertensotto
Title: Managing Director

LASALLE BANK NATIONAL ASSOCIATION,
Individually, as Syndication Agent and as an LC Issuer

By:/s/ Sean P. Drinan
Name: Sean P. Drinan
Title: First Vice President

WACHOVIA BANK, N.A.

By: /s/ Allison Newman
Name:  Allison Newman
Title:  Vice President

FIFTH THIRD BANK

By: /s/ Dwight Hamilton
Name:  Dwight Hamilton
Title: Senior Vice President

MIZUHO CORPORATE BANK, LTD.

By: /s/ Raymond Ventura
Name:  Raymond Ventura
Title: Deputy General Manager

UNION BANK OF CALIFORNIA, N.A.

By: /s/ Susan K. Johnson
Name:  Susan K. Johnson
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Karen Meyer
Name:  Karen Meyer
Title: Vice President

BANK OF AMERICA, N.A.

By: /s/ Brian Sallee
Name:  Brian Sallee
Title: Vice President

REGIONS BANK

By: /s/ Scott A. Dvornik
Name:  Scott A. Dvornik
Title: Vice President

NATIONAL CITY BANK, INDIANA

By: /s/ Tracy J. Venable
Name:  Tracy J. Venable
Title: Vice President

THE BANK OF NEW YORK

By:/s/ Cynthia D. Dowells
Name: Cynthia D. Dowells
Title: Vice President

OLD NATIONAL BANK

By: /s/ Sara L. Miller
Name:  Sara L. Miller
Title: Vice President

INTEGRA BANK NATIONAL ASSOCIATION

By: /s/ Jeffrey D. Jackson
Name:  Jeffrey D. Jackson
Title: Senior Vice President

PRICING SCHEDULE
Pricing	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Applicable Margin for Eurodollar Advances	0.230%	0.270%	0.350%	0.425%	0.500%	0.800%
Applicable Margin for Floating Rate Advances	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Applicable Fee Rate	0.07%	0.08%	0.10%	0.125%	0.15%	0.20%
In addition, at any time that the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment, then the Applicable Margin for Floating Rate Advances and Eurodollar Advances shall be increased by 0.10%.
For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.
“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.
“Level III Status” exists at any date if, on such date (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s S&P Rating is BBB+ or better.
“Level IV Status” exists at any date if, on such date (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better and the Borrower’s S&P Rating is BBB or better.
“Level V Status” exists at any date if, on such date (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s S&P Rating is BBB- or better.
“Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
“Moody’s Rating” means, at any time, the credit rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Rating” means the S&P Rating or the Moody’s Rating.
“S&P Rating” means, at any time, the credit rating issued by Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.
The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time the Borrower has no Moody’s Rating or no S&P Rating, but has a Rating, the Status shall be determined based on the Rating that is then in effect.  If at any time the Borrower has no Moody’s Rating and has no S&P Rating, Level VI Status shall exist.  If the Borrower is split rated and the rating differential is two credit rating levels or more, then the intermediate credit rating at the midpoint (or, if there is no midpoint, the higher of the two credit ratings) shall apply.
SCHEDULE I

COMMITMENTS

Lender	Commitment

JPMorgan Chase Bank, N.A.	$50,000,000
LaSalle Bank National Association	$50,000,000
Wachovia Bank, N.A.	$50,000,000
Fifth Third Bank	$35,000,000
Mizuho Corporate Bank, Ltd.	$35,000,000
Union Bank of California, N.A.	$70,000,000
US Bank National Association	$35,000,000
Bank of America, N.A.	$50,000,000
Regions Bank	$30,000,000
National City Bank, Indiana	$40,000,000
The Bank of New York	$35,000,000
Old National	$20,000,000
Integra Bank National Association	$15,000,000

Total	$515,000,000
SCHEDULE 1
SUBSIDIARIES AND OTHER INVESTMENTS

Investment In	Jurisdiction of Organization	Owned By	Percent Ownership
Indiana Gas Company, Inc.	Indiana and Ohio	Vectren Utility Holdings, Inc.	100%
Southern Indiana Gas and Electric Company (“SIGECO”)	Indiana	Vectren Utility Holdings, Inc.	100%
Vectren Energy Delivery of Ohio, Inc.	Ohio	Vectren Utility Holdings, Inc.	100%

SCHEDULE 2
LIENS
Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered (If Any)	Maturity and Amount of Indebtedness
Southern Indiana Gas and Electric Company (“SIGECO”)	1st Mortgage Bonds	All Real Property of SIGECO	$2015 - 9,775,000
SIGECO	1st Mortgage Bonds	All Real Property of SIGECO	$2016 - 13,000,000
SIGECO	1st Mortgage Bonds	All Real Property of SIGECO	$2020 - 4,640,000
SIGECO	1st Mortgage Bonds	All Real Property of SIGECO	$2023 - 22,550,000
SIGECO	1st Mortgage Bonds	All Real Property of SIGECO	$2024 - 22,500,000
SIGECO	1st Mortgage Bonds	All Real Property of SIGECO	$2029 - 80,000,000
SIGECO	1st Mortgage Bonds	All Real Property of SIGECO	$2030 - 22,000,000

SCHEDULE 5.7
LITIGATION AND CONTINGENT OBLIGATIONS
Environmental Matters
NOx SIP Call Matter
Vectren Corporation ("Vectren") has taken steps to comply with Indiana’s State Implementation Plan (SIP) of the Clean Air Act (the Act).  These steps include installing Selective Catalytic Reduction (SCR) systems at Culley Generating Station Unit 3 (Culley), Warrick Generating Station Unit 4, and A.B. Brown Generating Station Units 1 and 2.  SCR systems reduce flue gas NOx emissions to atmospheric nitrogen and water using ammonia in a chemical reaction.  This technology is known to currently be the most effective method of reducing nitrogen oxide (NOx) emissions where high removal efficiencies are required.
The IURC has issued orders that approve:
•	Vectren’s project to achieve environmental compliance by investing in clean coal technology;
•	a total capital cost investment for this project up to $250 million (excluding AFUDC and administrative overheads), subject to periodic review of the actual costs incurred;
•	a mechanism whereby, prior to an electric base rate case, Vectren may recover through a rider that is updated every six months, an 8% return on its weighted capital costs for the project; and
•	ongoing recovery of operating costs, including depreciation and purchased emission allowances, related to the clean coal technology once the facility is placed into service.

Through September 30, 2005, capital investments approximating the level approved by the IURC have been made.  Related annual operating expenses, including depreciation expense, are estimated to be between $24 million and $27 million.
Vectren has achieved timely compliance through the reduction of Vectren’s overall NOx emissions to levels compliant with Indiana’s NOx emissions budget allotted by the USEPA.  Therefore, Vectren has recorded no accrual for potential penalties that may result from noncompliance.
Clean Air Interstate Rule & Clean Air Mercury Rule
In March of 2005 USEPA finalized two new air emission reduction regulations.  The Clean Air Interstate Rule (CAIR) is an allowance cap and trade program requiring further reductions in Nitrogen Oxides (NOx) and Sulfur Dioxide (SO2) emissions from coal-burning power plants.  The Clean Air Mercury Rule (CAMR) is an allowance cap and trade program requiring further reductions in mercury emissions from coal-burning power plants.  Both sets of regulations require emission reductions in two phases.  The first phase deadline for both rules is 2010 (2009 for NOx under CAIR), and the second phase deadline for compliance with the emission reductions required under CAIR is 2015, while the second phase deadline for compliance with the emission reduction requirements of CAMR is 2018.  Vectren is evaluating compliance options and fully expects to be in compliance by the required deadlines.
In May 2005, Vectren’s utility subsidiary, SIGECO, filed a new multi-emission compliance plan with the IURC.  If approved, SIGECO’s coal-fired plants will be 100% scrubbed for SO2, 90% scrubbed for NOx, and mercury emissions will be reduced to meet the new mercury reduction standards.  On October 20, 2005, Vectren and the OUCC filed with the IURC a settlement agreement concerning the regulatory treatment and recovery of the investment required by this plan.  If the settlement agreement is approved, Vectren will recover a return on its capital investments, which are expected to approximate $110 million, and related operating expenses through a rider mechanism.  This rider mechanism will operate similar to the rider used to recover NOx-related capital investments and operating expenses.  Vectren expects a final order from the IURC related to this settlement agreement before the end of 2005.
Information Request
On January 23, 2001, SIGECO received an information request from the USEPA under Section 114 of the Clean Air Act for historical operational information on the Warrick and A.B. Brown generating stations.  SIGECO has provided all information requested with the most recent correspondence provided on March 26, 2001.
Manufactured Gas Plants
In the past, Indiana Gas, SIGECO, and others operated facilities for the manufacture of gas.  Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years.  Under currently applicable environmental laws and regulations, Indiana Gas, SIGECO, and others may now be required to take remedial action if certain byproducts are found above the regulatory thresholds at these sites.
Indiana Gas has identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility.  Indiana Gas has completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000.  Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to the IDEM's Voluntary Remediation Program  (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.
In conjunction with data compiled by environmental consultants, Indiana Gas has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites.  While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $20.4 million.
The estimated accrued costs are limited to Indiana Gas’ proportionate share of the remediation efforts.  Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas’ share of response costs at these 19 sites to between 20% and 50%.
With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers in an aggregate amount approximating $20.4 million.
Environmental matters related to manufactured gas plants have had no material impact on earnings since costs recorded to date approximate PRP and insurance settlement recoveries.  While Indiana Gas has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.
In October 2002, Vectren received a formal information request letter from the IDEM regarding five manufactured gas plants owned and/or operated by SIGECO and not currently enrolled in the IDEM’s VRP.  In response, SIGECO submitted to the IDEM the results of preliminary site investigations conducted in the mid-1990’s.  These site investigations confirmed that based upon the conditions known at the time, the sites posed no risk to human health or the environment.  Follow up reviews have been initiated by Vectren to confirm that the sites continue to pose no such risk.
On October 6, 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM's VRP.  The remaining site is currently being addressed in the VRP by another Indiana utility.  SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites.  That renewal was approved by the IDEM on February 24, 2004.  On July 13, 2004, SIGECO filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program.  The total investigative costs, and if necessary, costs of remediation at the four SIGECO sites, as well as the amount of any PRP or insurance recoveries, cannot be determined at this time.
Jacobsville Superfund Site
On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).  The USEPA has identified four sources of historic lead contamination.  These four sources shut down manufacturing operations years ago.  When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville Neighborhood, including Vectren’s Wagner Operations Center.  Vectren’s property has not been named as a source of the lead contamination, nor does the USEPA’s soil testing to date indicate that Vectren’s property contains lead contaminated soils.  Vectren’s own soil testing, completed during the construction of the Operations Center, did not indicate that Vectren’s property contains lead contaminated soils.  At this time, Vectren anticipates having only to conduct further soil testing, if required by the USEPA.
Regulatory Matters
Gas Cost Recovery (GCR) Audit Proceedings
On June 14, 2005, the PUCO issued an order disallowing the recovery of approximately $9.6 million of gas costs relating to the two year audit period ended November 2002.  That audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance Energy, LLC, a subsidiary of Vectren ("ProLiance").  The disallowance includes approximately $1.3 million relating to pipeline refunds and penalties and approximately $4.5 million of costs for winter delivery services purchased by VEDO to ensure reliability over the two year period.  The PUCO also held that ProLiance should have credited to VEDO an additional $3.8 million more than credits actually received for the right to use VEDO’s gas transportation capacity periodically during the periods when it was not required for serving VEDO’s customers.  The PUCO also directed VEDO to either submit its receipt of portfolio administration services to a request for proposal process or to in-source those functions.
During the fourth quarter of 2004, Vectren recorded a reserve of $1.5 million for this matter.  An additional pretax charge of $3.0 million was recorded in Cost of Gas Sold in the second quarter of 2005.  The reserve reflects management’s assessment of the impact of the June 14 decision, an estimate of any current impact that decision may have on subsequent audit periods, and an estimate of a sharing in any final disallowance by Vectren’s partner in ProLiance.
Notwithstanding the additional charge, Vectren management believes that there exists a sound basis to challenge the aspects of the decision related to the $4.5 million winter delivery service issue and the $3.8 million portfolio administration issue.  VEDO filed its request for rehearing on July 14, 2005, and on August 10, 2005, the PUCO granted rehearing to further consider the $3.8 million portfolio administration issue and all interest on the findings, but denied rehearing on all other aspects of the case.  On October 7, 2005, Vectren filed an appeal with the Ohio Supreme Court requesting that the $4.5 million disallowance related to the winter delivery service issue be reversed.  A schedule to file briefs with the court has yet to be determined.  In addition, Vectren solicited and received bids for VEDO’s gas supply and portfolio administration services and has selected a third party provider, who began providing services to VEDO on November 1, 2005, under a one year contract.

Commodity Prices
Commodity prices for natural gas purchases are expected to increase for the 2005 - 2006 heating season, primarily due to tight supplies.  Subject to compliance with applicable state laws, Vectren’s utility subsidiaries are allowed full recovery of such changes in purchased gas costs from their retail customers through commission-approved gas cost adjustment mechanisms, and margin on gas sales should not be impacted.  However, it is reasonably possible that as a result of this near term change in the commodity price for natural gas Vectren’s utility subsidiaries will experience increased interest expense due to higher working capital requirements; increased uncollectible accounts expense and unaccounted for gas; and some level of price sensitive reduction in volumes sold.  In response to higher gas prices, Vectren is seeking to increase its utility-related credit facilities.

SCHEDULE 5.16
ENVIRONMENTAL MATTERS
See Schedule 5.7, which Schedule is incorporated herein by this reference.
SCHEDULE 6.16
CERTAIN RESTRICTIONS

1.
An order of the Securities and Exchange Commission dated October 12, 1944 under the Public Utility Holding Company Act of 1935 in effect restricts the payment of cash dividends on common stock of Southern Indiana Gas and Electric Company (“SIGECO”), a wholly owned subsidiary of Borrower to 75% of net income available for distribution to the common stock, earned subsequent to December 31, 1943, if the percentage of common stock equity to total capitalization and surplus, as defined, is less than 25%.  At December 31, 2003, such ratio amounted to approximately 52%.

2.
The payment of cash dividends on SIGECO’s common stock to Borrower is, in effect, restricted by SIGECO’s First Mortgage Indenture (the “Mortgage”).  The Mortgage restricts dividends to accumulated surplus available for distribution to common stock earned subsequent to December 31, 1947 if amounts deducted from earnings for current repairs and maintenance and provisions for renewals, replacements and depreciation of all the property of SIGECO are less than amounts specified in the Mortgage.  (Section 1.02 of the Supplemental Indenture dated as of July 1, 1948, as supplemented.)  No amount was restricted against cash dividends on common stock as of December 31, 2003 under this restriction.

SCHEDULE 14.1
NOTICE INFORMATION

BORROWER

One Vectren Square
Evansville, Indiana  47708
Attention: Robert L. Goocher
Telephone:  (812) 491-4080
FAX:  (812) 491-4346

GUARANTORS

One Vectren Square
Evansville, Indiana  47708
Attention: Robert L. Goocher
Telephone:  (812) 491-4080
FAX:  (812) 491-4346

JPMORGAN CHASE BANK, N.A.,
Individually, as Administrative Agent and as an LC Issuer

Notices (other than Borrowing Notices):

600 Travis, 20th Floor
Houston, TX 77030
Attention:  Robert Traband
Telephone: (713) 216-1081
FAX: (713) 216-8870
Email: robert.traband@jpmorgan.com

Borrowing Notices:

Loan & Agency Services
1111 Fannin 10FL
Houston TX, 77002
Telephone:  (713) 750-2267
FAX:  (713) 427-6307

LASALLE BANK NATIONAL ASSOCIATION,
Individually, as Syndication Agent and as an LC Issuer

135 South LaSalle Street
Chicago, Illinois 60603
Attention: Sean Drinan
Telephone:  (312) 992-2039
FAX:  (312) 904-1994
email: sean.drinan@abnamro.com

WACHOVIA BANK, N.A.
301 S. College St.
Charlotte, North Carolina 28288
Attention: Allison Newman
Telephone: 704-383-5260
FAX: 704-383-6647
E-mail: allison.newman@wachovia.com

FIFTH THIRD BANK
20 NW Third Street
Evansville, Indiana 47739-0001
Attention: Dwight Hamilton
Telephone: (812) 456-3394
FAX: (812) 456-4060
E-mail: Dwight.Hamilton@53.com

MIZUHO CORPORATE BANK, LTD.
1251 Avenue of the Americas
New York, New York 10020
Attention: Nelson Chang
Telephone: 212-282-3465
FAX: 212-282-4488
E-mail: nelson.chang@mizuhocbus.com

UNION BANK OF CALIFORNIA, N.A.
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
Attention:  Kevin Zitar
Telephone: (213) 236-5503
FAX: (213) 236-4096
Email: kevin.zitar@uboc.com

U.S. BANK NATIONAL ASSOCIATION
7th & Washington; 12th Floor
St. Louis, MO  63101
Attention: Roger Gross
Telephone: (314) 418-8196
FAX: (314) 418-3859
E-mail: roger.gross@usbank.com

BANK OF AMERICA
414 Union Street
Nashville, Tennessee 37219
Attention: Brian Sallee
Telephone: 615-749-3769
FAX: 615-749-4762
E-mail: brian.sallee@bankofamerica.com

REGIONS BANK
One Indiana Square
Suite 227
Indianapolis, IN 46204
Attention: Scott A. Dvornik
Telephone: 317-221-6087
FAX: 317-221-6120
E-mail: scott.dvornik@regions.com

NATIONAL CITY BANK, INDIANA
One National City Center, Suite 200E
Indianapolis, Indiana 46255
Attention: Tracy J. Venable
Telephone: (317) 267-7066
FAX: (317) 267-8899
Email: tracy.venable@nationalcity.com

THE BANK OF NEW YORK
One Wall Street, 19th Floor
New York, New York
Attention: Cynthia Howells
Telephone: 212-635-7889
FAX: 212-635-7932
E-mail: chowells@bankofny.com

OLD NATIONAL BANK
420 Main Street
Evansville, Indiana 47708
Attention: Sara L. Miller
Telephone: (812) 464-1568
FAX: (812) 464-1262
Email: sara_miller@oldnational.com

INTEGRA BANK NATIONAL ASSOCIATION
21 S.E. Third Street
Evansville, IN 47705
Attention:  Jeffrey Jackson
Telephone: (812) 464-9802
FAX: (812) 464-9691
Email: jjackson@integrabank.com

EXHIBIT A
NOTE
$                                                                                                           Date: _____, 200__
Chicago, Illinois
FOR VALUE RECEIVED, VECTREN UTILITY HOLDINGS, INC., an Indiana corporation (the “Borrower”), hereby promises to pay to the order of   (the “Lender”), or its assigns, at the main office of JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”), as Administrative Agent under the Agreement (hereinafter defined) in Chicago, Illinois, or at such other place as the holder hereof may designate in writing, the principal sum of __________ Dollars ($), or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement, in lawful money of the United States of America and in immediately available funds, together with interest on the unpaid principal balance existing from time to time at the per annum rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal and accrued and unpaid interest on the Loans in full on the Facility Termination Date, and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.
The Lender shall, and is hereby authorized to, record on any schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan under this Note and the date and amount of each principal payment hereunder.
This Note is issued pursuant to, is entitled to the benefit of, and is subject to the provisions of that certain Credit Agreement dated as of November 10, 2005 among the Borrower, Indiana Gas Company, Inc., as Guarantor, Southern Indiana Gas and Electric Company, as Guarantor, Vectren Energy Delivery of Ohio, Inc., as Guarantor, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders (as the same may be amended from time to time, the “Agreement”), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including, without limitation, the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  This Note is guaranteed, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
Subject to any applicable grace or cure period set forth in the Agreement, if the Borrower fails to make the payment of any installment of principal or interest, as provided in the Agreement, or upon the occurrence of any other Default, then in any of such events, or at any time thereafter prior to such Default being cured, the entire principal balance of this Note, and all accrued and unpaid interest thereon, irrespective of the maturity date specified herein or in the Agreement, together with reasonable attorneys’ fees and other costs incurred in collecting or enforcing payment or performance hereof and with interest from the date of Default on the unpaid principal balance hereof at the Default rate specified in Section 2.11 of the Agreement, shall, at the election of the Required Lenders (except as otherwise provided for automatic acceleration on the occurrence of certain Defaults specified in the Agreement), and without relief from valuation and appraisement laws, become immediately due and payable.
The Borrower and all endorsers, guarantors, sureties, accommodation parties hereof and all other parties liable or to become liable for all or any part of this indebtedness, severally waive demand, presentment for payment, notice of dishonor, protest and notice of protest and expressly agree that this Note and any payment coming due under it may be extended or otherwise modified from time to time without in any way affecting their liability hereunder.
Notice of acceptance of this Note by the Lender is hereby waived.
THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTIONS OF THE BORROWER OR ANY OF THE LENDERS.  THE BORROWER SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS EXCEPT BY WRITTEN INSTRUMENT EXECUTED BY THE BORROWER, THE LENDER AND THE OTHER LENDERS.
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first hereinabove written.
VECTREN UTILITY HOLDINGS, INC.
By:
Its:
SCHEDULE OF LOANS
AND PAYMENTS OF PRINCIPAL

BORROWER:                           VECTREN UTILITY HOLDINGS, INC.
NOTE DATED:                           ______, 200__

Date	Principal Amount of Loan	Type of Loan	Maturity of Interest Period	Amount of Principal Repaid	Unpaid Balance	Maturity

EXHIBIT B
COMPLIANCE CERTIFICATE
To:           The Lenders parties to the
Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November 10, 2005 (as amended, modified, renewed or extended from time to time, the “Agreement”) among VECTREN UTILITY HOLDINGS, INC. (the “Borrower”), INDIANA GAS COMPANY, INC., as Guarantor, SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, as Guarantor, VECTREN ENERGY DELIVERY OF OHIO, INC., as Guarantor, the lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.	I am the duly elected _____________ of the Borrower;
2.
I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.
The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.	Schedule I attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of , 200__.
VECTREN UTILITY HOLDINGS, INC.

By:
Its:
SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of               ,  200       with
Provisions of Section 6.15 of
the Agreement

EXHIBIT C
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION
To JPMorgan Chase Bank, N.A.,
as Administrative Agent (the “Administrative Agent”) under the Credit Agreement
Described Below.
Re:
Credit Agreement, dated as of November 10, 2005 (as the same may be amended or modified, the “Credit Agreement”), among VECTREN UTILITY HOLDINGS, INC. (the “Borrower”), INDIANA GAS COMPANY, INC., as Guarantor, SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, as Guarantor, VECTREN ENERGY DELIVERY OF OHIO, INC., as Guarantor,  the Lenders named therein and the Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 14.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.13 of the Credit Agreement.
Facility Identification Number(s):
Customer/Account Name  Vectren Utility Holdings, Inc._
Transfer Funds To National City Bank, ABA 074000065_
For Account No.698 309 595_
Reference/Attention To
Authorized Officer (Customer Representative)                                                                                     Date

(Please Print)                                                                                     Signature
Bank Officer Name	Date

(Please Print)                                                                                     Signature
(Deliver Completed Form to Credit Support Staff For Immediate Processing)
EXHIBIT D
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:

2.           Assignee:                       [and is an Affiliate
of [identify Lender]]1

3.           Borrower(s):

4.           Agent:                                 , as the administrative agent under the
Credit Agreement.

5.	Credit Agreement:	The [amount] Credit Agreement dated as of _______________ a
among [name of Borrower(s)], the Lenders party thereto, [name ofAgent], as Administrative Agent, and the other agents party thereto.

1 Select as applicable.

6.           Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans2
____________3	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%

7.           Trade Date:                      4

Effective Date: ____________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5 Accepted:

[NAME OF AGENT], as Administrative Agent

By:
Title:

[Consented to:]6

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)
4 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of  the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT E
FORM OF INCREASE REQUEST
__________________, 200
JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below
Ladies/Gentlemen:
Please refer to the Credit Agreement dated as of November 10, 2005 among Vectren Utility Holdings, Inc. (the “Borrower”), various guarantors, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
In accordance with Section 2.5.3 of the Credit Agreement, the Borrower hereby requests an increase in the Aggregate Commitment from $__________ to $__________.  Such increase shall be made by [increasing the Commitment of ____________ from $________ to $________] [adding _____________ as a Lender under the Credit Agreement with a Commitment of $____________] as set forth in the letter attached hereto.  Such increase shall be effective three Business Days after the date that the Administrative Agent accepts the letter attached hereto or such other date as is agreed among the Borrower, the Administrative Agent and the [increasing] [new] Lender.
Very truly yours,
VECTREN UTILITY HOLDINGS, INC.
By:_________________________________
Name:______________________________
Title:_______________________________

Acknowledged.  The obligations of the
undersigned under the Credit Agreement
(including Article XIII thereof) shall remain
in full force and effect after the effectiveness
of the foregoing increase in the Aggregate
Commitment.
INDIANA GAS COMPANY, INC., as Guarantor
By:_________________________________
Name:_________________________________
Title: __________________________________
SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, as Guarantor
By:_________________________________
Name:_________________________________
Title: __________________________________
VECTREN ENERGY DELIVERY OF OHIO, INC., as Guarantor
By:_________________________________
Name:_________________________________
Title: __________________________________
ANNEX I TO EXHIBIT E
_____, 200__
JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below
Ladies/Gentlemen:
Please refer to the letter dated __________, 200__ from Vectren Utility Holdings, Inc.  (the “Borrower”) requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.5.3 of the Credit Agreement dated as of November 10, 2005 among the Borrower, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
The undersigned hereby confirms that it has agreed to increase its Commitment under the Credit Agreement from $__________ to $__________ effective on the date which is three Business Days after the acceptance hereof by the Administrative Agent or on such other date as may be agreed among the Borrower, the Administrative Agent and the undersigned.
Very truly yours,
[NAME OF INCREASING LENDER]
By:
Title:

Accepted as of
_________, 200__
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:________________________________
Name:_____________________________
Title: ______________________________
ANNEX II TO EXHIBIT E
_____, 200__
JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below
Ladies/Gentlemen:
Please refer to the letter dated __________, 200__ from Vectren Utility Holdings, Inc.  (the “Borrower”) requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.5.3 of the Credit Agreement dated as of November 10, 2005 among the Borrower, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
The undersigned hereby confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of $__________ effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among the Borrower, the Administrative Agent and the undersigned.
The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Borrower pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.
The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.
The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent may reasonably request in connection with the transactions contemplated by this letter.
The following administrative details apply to the undersigned:
(A)           Notice Address:
Legal name:                      _________________________
Address:                      _________________________
_________________________
_________________________
Attention:  ____________________________
Telephone:  (___) ______________________
Facsimile:  (___) _______________________

(B)           Payment Instructions:
Account No.:                      _________________________
At:                      _________________________
_________________________
_________________________
Reference:                      _________________________
Attention:                      _________________________

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement.
Very truly yours,
[NAME OF NEW LENDER]
By:_________________________
Title:________________________
Accepted and consented to as of
______________, 200___
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: _____________________________
Name: ___________________________
Title: ____________________________